Exhibit 10.40

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between:

Discovery Partners International, INC.,

a Delaware corporation;

and

IRORI DISCOVERY, INC.,

a California corporation

Effective as of October 7, 2005

i

ii

ASSET PURCHASE AGREEMENT

                This Asset Purchase Agreement is entered into as of October 7, 2005 (the “Effective Date”), by and between: DISCOVERY PARTNERS INTERNATIONAL, INC., a Delaware corporation (the  “Seller”), and IRORI DISCOVERY, INC., a California corporation (the “Purchaser”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

                The Seller wishes to provide for the sale of certain of the Seller's assets relating to the Seller's Discovery Systems Division (the “Business”) to the Purchaser on the terms set forth in this Agreement.

AGREEMENT

                The parties to this Agreement, intending to be legally bound, agree as follows:

1.             SALE OF ASSETS; RELATED TRANSACTIONS.

                1.1          Sale of Assets. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Assets” shall mean and include those assets related to the Business identified on Exhibit B; provided, however, that to the extent that any assets owned by the Seller on the Effective Date are necessary for the operation of the Business as currently operated by the Seller are not included on Exhibit B (the “Omitted Assets” and each an “Omitted Asset” ), the Seller will transfer, or if such transfer is not practicable, the parties will make good faith efforts to license or otherwise make generally available to the Purchaser all of such Omitted Assets, without any payment or other obligations imposed upon the Purchaser if such payment or other obligation is de minimis.  Notwithstanding the foregoing: (i) the Omitted Assets shall not include any cash or licenses to commercially available software unless such software is expressly listed on Exhibit B or is located on any computer or other equipment transferred to the Purchaser as an Asset and (ii) the Omitted Assets shall not include any asset of the Seller not otherwise listed on Exhibit B if such transfer, license or availability of such Omitted Asset would impair the operations of the Seller.

                1.2          Purchase Price.

                                (a)           As consideration for the sale of the Assets to the Purchaser:

                                                                                (i)            at the Closing, the Purchaser shall pay to the Seller, in cash, a total of $1,500,000 (the “Closing Purchase Price”), which amount shall be subject to adjustment pursuant to Section 1.3; and

                                                                                (ii)           at the Closing, the Purchaser shall assume the Assumed Liabilities by delivering to the Seller an Assignment and Assumption Agreement in substantially the form of Exhibit C (the “Assumption Agreement”).  Purchaser shall not assume any liabilities of Seller pursuant hereto, other than the Assumed Liabilities.

                (b)           For purposes of this Agreement “Assumed Liabilities” shall mean only the following liabilities of the Seller (and specifically excluding the liabilities set forth on Schedule 1.2(b)):

                                (i)            all accounts payable and accrued liabilities of the Seller relating to the Business arising after August 31, 2005;

                                (ii)           all obligations, duties and liabilities of the Seller continuing after the Closing under the Contracts identified on Exhibit D to this Agreement (the “Assumed Contracts”), which become due and payable or are required to be performed after the Closing Date, except to the extent arising from any breach or default occurring prior to the Closing Date;

                                (iii)         all liabilities expressly listed or described on Schedule 1.2(b)(iii);

                                (iv)          all liabilities related to the Assets to the extent arising from or related to any facts or circumstances occurring after the Closing Date;

                                (v)            the obligations of the Seller for existing and future field service and warranty expenses and liabilities for all Business products set forth on Schedule 1.2(b)(v) (the “Business Products”), including the Universal Stores sold to the Seller and Sanofi-Aventis;

                                (vi)          the obligations of the Seller for non-salary marketing of Business Products, customer sales and support expenses for the Business that relate directly to the Assets, including, but not limited to, commitments for trade shows;

                                (vii)         the obligations of the Seller set forth on Schedule 1.2(b)(vii) for non-salary research and development expenses for Business Products, including, but not limited to, commitments for parts and materials, license fees, and consulting services to be used in the Business that relate directly to the Assets.

                1.3          Purchase Price Adjustment.

                                (a)           Within 60 days after the Closing, the Seller shall prepare and deliver to the Purchaser (i) a balance sheet for the Business as of June 30, 2005, August 31, 2005, and the Closing Date, (ii) a cash flow statement for the Business for the period from September 1, 2005 through the Closing Date (collectively, the “Business Financial Information”), and (iii) a calculation of the Adjusted Purchase Price.  In the event that the Adjusted Purchase Price is greater than the Closing Purchase Price, the amount of such difference shall be paid by Purchaser to Seller.  In the event that the Closing Purchase Price is greater than the Adjusted Purchase Price, the amount of such difference shall be paid by the Seller to Purchaser.

                                (b)           If within 15 days following delivery of the Business Financial Information and calculation of Adjusted Purchase Price, the Purchaser has not given the Seller written notice of its objection to the calculation of Adjusted Purchase Price (which notice shall state the basis of the Purchaser's objection, such notice being referred to herein as the “Dispute Notice”), then the calculation of Adjusted Purchase Price shall be final and binding on the parties, and the Purchaser or Seller, as the case may be, shall make the payment to the other party contemplated in Section 1.3(a).

                                (c)           If the Purchaser delivers to the Seller the Dispute Notice, the Purchaser and the Seller shall attempt to resolve in good faith any disputed items during the 15-day period subsequent to the Seller's receipt of the Dispute Notice.  If, after such 15-day period, the Seller and the Purchaser cannot resolve such dispute, the unresolved disputed items will be referred to a nationally-recognized firm of certified public accountants as the Seller and the Purchaser may designate (the “Accounting Firm”).  Such referral shall be in the form of written statements of position by the Seller and the Purchaser to the Accounting Firm, with each party having the opportunity to respond to such written statements and any requests for statements or information that may be made by the Accounting Firm.  The Accounting Firm shall as promptly as practicable (and in any event within 30 days) make a final determination of the Business Financial Information, which determination shall be made on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Financial Statements (as defined in Section 2.14 below), and calculation of the Adjusted Purchase Price which shall be final and binding on the parties.  Each of the Seller and the Purchaser shall provide the Accounting Firm with all information and documentation that the Accounting Firm reasonably requests in connection with its review of the disputed items.  The fees and expenses incurred by the Accounting Firm in conducting the audit of the Business Financial Information shall be borne (i) by the Purchaser, in the event that the Purchase Price calculated using the Final Statement is greater than the Purchase Price as determined using the original Business Financial Information (the “Original Purchase Price”) by an amount equal to or greater than five percent (5%) of the Original Purchase Price, (ii) by the Seller, in the event that the Purchase Price calculated using the Final Statement is less than the Original Purchase Price by an amount equal to or greater than five percent (5%) of the Original Purchase Price, or (iii) in all other circumstances, fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser.

                                (d)           All payments required to be made in accordance with this Section 1.3 shall be made within ten days after the calculation of the Adjusted Purchase Price becomes final and binding on the parties pursuant to this Section 1.3.

                1.4          Sales Taxes.  Any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions shall be borne by the Purchaser.

                1.5          Allocation.  The parties hereto intend that the purchase of the Assets be treated as a taxable transaction for federal and state income tax purposes.  Within 60 days of the Closing, the Seller shall deliver a proposed allocation of the consideration referred to in Section 1.2, as adjusted pursuant to Section 1.3, among the Assets (the “Allocation”), which Allocation shall be reasonably acceptable to the Purchaser and determined in a manner consistent with Section 1060 of the Internal Revenue Code and the Treasury Regulations thereunder.  The Allocation shall be conclusive and binding upon the Purchaser and the Seller for all purposes, and the Purchaser and the Seller agree that all returns and reports (including Internal Revenue Service (“IRS”) Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position on a Tax Return that is inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

1.6          Closing.

(a)           The closing of the sale of the Assets to the Purchaser (the “Closing”) shall take place at the offices of Cooley Godward LLP in San Diego, California, at 10:00 a.m. on the Effective Date.  For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing takes place.

(b)           At the Closing:

(i)            the Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as the Purchaser may reasonably request to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;

(ii)           the Purchaser shall pay to the Seller the Purchaser Price in cash as contemplated by Section 1.2(a)(i);

(iii)          the Purchaser shall execute and deliver to the Seller the Assumption Agreement; and

(iv)          the Chief Executive Officer of the Seller shall execute and deliver to the Purchaser a certificate to the effect that each of the representations and warranties specified in Section 2 are true as of the Effective Date in all respects; and

(v)           the Purchaser and the Seller shall execute and deliver to the other party a Transition Services Agreement in the form of Exhibit E (the “Transition Services Agreement”).

2.                                      REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants, to and for the benefit of the Purchaser, as follows:

2.1          Due Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Seller is in good standing as a foreign corporation in the State of California and is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify would have a Material Adverse Effect on the Seller.

2.2          Title to Assets.  The Seller owns, and has good and valid title to, all of the Assets.  Except as set forth in Part 2.2 of the Disclosure Schedule, all of the Assets are owned by the Seller free and clear of any Encumbrances.  Part 2.2 of the Disclosure Schedule identifies all of the Assets that are being leased or licensed to the Seller.

2.3          Receivables.  Schedule B.4 to Exhibit B provides a breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller that are related to the Business that have arisen after August 31, 2005.

2.4          Employee And Labor Matters.  Part 2.4 of the Disclosure Schedule accurately sets forth, with respect to each of the employees identified on Exhibit F (each a “Transferred Employee” and collectively referred to herein as the “Transferred Employees”):

(a)           the name and title of such Transferred Employee and the date as of which such Transferred Employee was originally hired by the Seller;

(b)           such Transferred Employee's annualized compensation as of the date of this Agreement; and

(c)           each Seller Employee Plan in which such Transferred Employee participates or is eligible to participate.

2.5          Authority; Binding Nature of Agreements.  The Seller has the right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller, its board of directors and its officers.  This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.  Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies.

2.6          Non-Contravention; Consents.  Except as set forth in Part 2.6 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements by the Seller, nor the consummation or performance of any of the Transactions by the Seller, will directly or indirectly (with or without notice or lapse of time):

(a)           conflict with any provision of the Seller's charter documents;

(b)           conflict with any resolution adopted by the board of directors or the shareholders of the Seller;

(c)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the Assets, is subject; or

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material contract or agreement to which the Seller is a party.

Except as set forth in Part 2.6 of the Disclosure Schedule, the Seller is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.7          Disclaimer of Representations and Warranties.  EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH HEREIN, THE SELLER MAKES NO, AND EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WHETHER OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR QUALITY OF THE ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION, WORKMANSHIP OR VALUE THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.  IT IS UNDERSTOOD BY THE PARTIES THAT THE ASSETS ARE TO BE CONVEYED HEREUNDER “AS-IS” AND “WHERE-IS” ON THE CLOSING DATE AND IN THEIR THEN PRESENT CONDITION, AND THE PURCHASER SHALL RELY SOLELY UPON ITS OWN INVESTIGATION AND EXAMINATION THEREOF.

2.8          Brokers.  Except for any fees due to B.Riley & Co., the Seller has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.  Seller shall be solely responsible for any such fees or other amounts due and shall indemnify and hold harmless Purchaser from any fees or claims associated therewith.

2.9          Intellectual Property.

(a)           Schedule B.3 to Exhibit B lists all Transferred Intellectual Property owned by, filed in the name of, or applied for, by the Seller and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Transferred Intellectual Property.

(b)           To the Seller's knowledge, each item of Transferred Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Transferred Intellectual Property have been paid and all necessary documents and certificates in connection with such Transferred Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Transferred

Intellectual Property.  To the Seller's knowledge, in each case in which the Seller has acquired any Transferred Intellectual Property from any Person, the Seller has recorded the assignment of such Transferred Intellectual Property with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.  Except as set forth on Part 2.9(b) of the Disclosure Schedule, to the Seller's knowledge, the Seller has not claimed a particular status, including “Small Business Status,” in the application for any Transferred Intellectual Property, which claim of status was at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(c)           The Seller has no knowledge of any facts or circumstances that would render any Transferred Intellectual Property invalid or unenforceable.  The Seller has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Transferred Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Transferred Intellectual Property.

(d)           Each item of Transferred Intellectual Property is free and clear of any Encumbrances (1) except as set forth in Part 2.2 of the Disclosure Schedule and (2) except for non-exclusive licenses granted to end-user customers in the ordinary course of business.  Except as set forth in Part 2.2 of the Disclosure Schedule, the Seller is the exclusive owner or exclusive licensee of all Transferred Intellectual Property.  Without limiting the foregoing, to the Seller's knowledge: (i)  the Seller is the exclusive owner of all Trademarks included in the Transferred Intellectual Property; and (ii) the Seller owns exclusively, and has good title to, all Copyrights that are included in the Transferred Intellectual Property.

(e)           Except as set forth in Part 2.9(e) of the Disclosure Schedule, to the knowledge of Seller, all Transferred Intellectual Property will be fully transferable, alienable or licensable by Purchaser without restriction.

(f)            To the extent that any Technology associated with the Transferred Intellectual Property has been developed or created by a third party for the Seller, the Seller has, to its knowledge, a written agreement with such third party with respect thereto and the Seller thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Business as currently conducted) to all such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment.

(g)           With exception of “shrink-wrap” or similar widely-available commercial end-user licenses, to the Seller's knowledge all Technology claimed or covered by the Transferred Intellectual Property or otherwise included in the Assets was written and created solely by either (i) employees of the Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Seller.

(h)           The Seller has taken all commercially reasonable steps to protect the Seller's rights in confidential information and trade secrets of Seller or provided by any other Person to the Seller.  Without limiting the foregoing, the Seller has, and enforces, a policy requiring each employee and consultant of the Seller involved in the Business to execute a proprietary information, confidentiality and assignment of inventions agreement in favor of the Seller substantially in the form(s) attached hereto as Exhibit G.

(i)            Except as set forth in Part 2.9(i) of the Disclosure Schedule, the Seller has, to its knowledge, not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is Transferred Intellectual Property, to any other Person.

(j)            To the Seller's knowledge, Part 2.9(j) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Seller is a party with respect to any Transferred Intellectual Property and any Intellectual Property Rights relating to the Business.  Except as set forth in Part 2.9(j) of the Disclosure Schedule, the Seller, to its knowledge, is not in breach of nor has the Seller failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Seller's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(k)           Except as set forth in Part 2.9(k) of the Disclosure Schedule, to the knowledge of the Seller, there are no contracts, licenses or agreements between the Seller and any other person with respect to Transferred Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Seller thereunder.

(l)            To the Seller's knowledge, the operation of the Business, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Seller does not infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Seller infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Seller have knowledge of any basis therefor).

(m)          To the Seller's knowledge, no Person is infringing or misappropriating any Transferred Intellectual Property.

(n)           To the Seller's knowledge, no Transferred Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Seller or may affect the validity, use or enforceability of such Transferred Intellectual Property.

(o)           Except as set forth in Part 2.9(o) of the Disclosure Schedule, to the Seller's knowledge there are no royalties, fees, honoraria or other payments payable by the Seller to any Person by reason of the ownership, development, use, license, sale or disposition of

Transferred Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

2.10        Litigation.  Part 2.10 of the Disclosure Schedule sets forth each instance in which the Seller (or any of the Assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been, or, to the knowledge of the Seller, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

2.11        Taking of Necessary Action; Further Action.  From time to time after the Closing, at the request of either party hereto and at the expense of such party, the parties hereto shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as each such party may reasonably determine is necessary to evidence the Transactions and to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to or interest in the Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto (including, without limitation, cooperating as Purchaser may reasonably request to obtain valid and enforceable assignments with respect to the Transferred Intellectual Property from any inventor or other Person from whom the Seller acquired any of the Transferred Intellectual Property).  Subject to the limitations of authority described herein, the Seller hereby constitutes and appoints the Purchaser and its successors and assigns as its true and lawful attorney in fact in connection with the Transactions, with full power of substitution, in the name and stead of the Seller but on behalf of and for the benefit of the Purchaser and its successors and assigns, to demand and receive any and all of the Assets, and to give receipt and release for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of the Purchaser or its successors and assigns, proceedings at law, in equity, or otherwise, which the Purchaser or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Assets.  The power of attorney referred to in the preceding sentence will be effective ten (10) business days following the Purchaser's request pursuant to this Section 2.11 if the Seller unreasonably refuses to comply with or fails to respond to such request.

2.12        Authority; Binding Nature of Agreements.  The Seller has all necessary power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Seller have been duly authorized by all necessary action on the part of the Seller and its board of directors and, if applicable, shareholders.  The Seller has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance of the Transactional Agreements to which it is or may become a party by the Seller have been duly authorized by all necessary action on the part of the Seller and its board of directors and, if applicable, shareholders.  This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.  Upon the execution and delivery of the Transactional Agreements to which it is or may become a party at the Closing, such Transactional Agreements will constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

                2.13        Financial Statements.  The Seller has delivered to the Purchaser the financial statements referenced in clause “(a)” below and will deliver, promptly following the Closing, the financial statements referenced in clause “(b)” below (collectively, the “Financial Statements”): (a) a balance sheet for the Business as of June 30, 2005 and August 31, 2005; and (b) an estimated cash flow statement for the Business for the period from September 1, 2005 through September 30, 2005. The Financial Statements fairly and accurately present the contents thereof and were prepared on a consistent basis.

3.             REPRESENTATIONS AND wARRANTIES OF THE pURCHASER.

                The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

                3.1          Due Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify would have a Material Adverse Effect on the Purchaser.

                3.2          Authority; Binding Nature of Agreements.  The Purchaser has all necessary power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors and, if applicable, shareholders.  The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance of the Transactional Agreements to which it is or may become a party by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors and, if applicable, shareholders.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.  Upon the execution and delivery of the Transactional Agreements to which it is or may become a party at the Closing, such Transactional Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

                3.3          Non-Contravention; Consents.  Neither the execution and delivery of any of the Transactional Agreements by the Purchaser nor the consummation or performance of any of the Transactions by the Purchaser will directly or indirectly (with or without notice or lapse of time):

                                (a)           conflict with any provision of the Purchaser's charter documents;

                                (b)           conflict with any resolution adopted by the board of directors or, if applicable, the shareholders of the Purchaser; or

                                (c)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which the Purchaser is a party or by which the Purchaser is bound.

The Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the other Transactional Agreements or the consummation or performance of any of the Transactions.

                3.4          Certain Proceedings.  There is no Proceeding that has been commenced against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.  To the Purchaser's knowledge, no such Proceeding has been threatened.

                3.5          Brokers.  The Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

4.             CERTAIN POST-CLOSING COVENANTS.

                4.1          Further Actions.  From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser's Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets.  Without limiting the generality of the foregoing, from and after the Closing Date, except to the extent such receipt of funds is already included in the Adjusted Purchase Price, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Assets.

                4.2          Employee Matters.  Prior to or in conjunction with the Closing, the Purchaser shall in good faith offer employment to the Transferred Employees, such employment to begin promptly immediately following the Closing.  Such offers of employment shall provide for compensation and benefits to be provided to such Transferred Employees which, in the aggregate, are at least comparable to the compensation and benefits presently being received by such Transferred Employees from the Seller, provided, however, that the Purchaser shall not be required to offer any compensation or benefits comparable to the Seller's equity incentive or stock purchase plans.  The benefits shall include severance payments for any Transferred Employee terminated within six months of the Closing Date in amounts equivalent to the amounts of severance payments customarily offered by the Seller.  In the event any such Transferred Employee accepts the Purchaser's offer of employment either before or after the Closing, the Purchaser shall be responsible for all liabilities (including but not limited to salaries and benefits, including the maintenance of appropriate levels of workers' compensation insurance) arising out of any such employment subsequent to the initial date of  such employment.

                4.3          Regulatory Matters and Bulk Sales Laws.  The Purchaser acknowledges that it will be responsible for obtaining and maintaining the federal and state permits and licenses required in order for the Purchaser to carry on the Business or use the Assets, and except for any obligation set forth in this Agreement, that the Seller will not have duties or obligations to the Purchaser with respect to any such matters.  The Purchaser agrees to waive compliance by the Seller with the provision of any “bulk sales” laws and similar applicable laws, as such laws relate to the transfer of the Assets.

                4.4          ARCS Technology.  The Purchaser may explore any application or enhancement to the ARCS Technology.  The Seller will negotiate with the Purchaser in good faith regarding a possible license or co-marketing agreement between the parties hereto relating to the ARCS Technology.

                4.5          Kan-Service Business.  All of the X-Kan and Nano-Kan system assets, as set forth in Section 4.5 of the Disclosure Schedule (the “Kan Assets”), all related non-synthesis (sorting, washing and cleaving) service contracts (including without limitation the contract with Kalypsys, Inc.), and the future use of the Kan Assets to provide non-synthesis services to future customers (the “Kan Services”) shall be included in the Assets.  The Purchaser shall grant the Seller a license to sell the Kan Services, as set forth in the license agreement set forth in Section 4.6 below, whether or not such Kan Services are bundled with other services provided by the Seller.  The Purchaser shall permit an employee or officer of the Seller to use the Kan Assets, on an as available and “AS IS” basis (in no event to exceed, without agreement of Purchaser, 40% of the monthly usage capacity of the Kan Assets during normal business hours), at no charge to the Seller upon the reasonable request of the Seller, or, if the Seller requests and Purchaser agrees, the Purchaser shall provide the Kan Services to the Seller for an amount equal to cost plus 15%; provided, however, that Seller shall purchase consumables used in such services from Purchaser at Purchaser's then-current list price (or the price paid by a customer of the Purchaser, if more favorable), whether or not such services are conducted by Seller or Purchaser.  The rights and privileges granted to the Seller under this Section 4.5 shall not be transferable or sublicenseable without the Purchaser's prior written consent, except that Seller may assign such rights and privileges to a third party that acquires all or substantially all of the Seller's assets, whether by merger or otherwise.  The Seller shall be responsible for, and shall indemnify, defend, and hold the Purchaser harmless with respect to, (i) all obligations to, and claims by, the Seller's customers in connection with the Kan Services offered by the Seller to such customers, and (ii) all actions of the Seller's employees or agents in connection with their use of the Kan Assets, including without limitation any damage to such Kan Assets.  The Purchaser represents and warrants that, with respect to Kan Services provided to Seller by Purchaser hereunder, Purchaser shall conduct such services in a professional and workmanlike manner comparable to the level used by Purchaser in providing such services to its other customers purchasing Kan Services.  For a period of four years following the Closing Date, so long as the Purchaser continues to offer Kan Services to Persons other than the Seller, the Purchaser shall be obligated to maintain the Kan Assets in working order.  The foregoing shall not be construed to prohibit the Purchaser from selling the Kan Assets and/or from discontinuing the business of providing the Kan Services during such period; provided, however, that (i) if the Purchaser sells the Kan Assets prior to the expiration of such four-year period, the Purchaser shall pay to the Seller an amount equal to 400,000, less 1/48th of such amount for each month by which the effective date of such sale follows the Closing Date (the “Liquidated Amount”), and (ii) if the Purchaser elects to discontinue the business of providing Kan Services during such four-year period, other than by sale of the Kan Assets as described in item (i) above, it shall notify the Seller of such election (the “Kan Notice”) at least 30 days prior to such discontinuance and, if the Seller delivers written notice to the Purchaser within 30 days of the Kan Notice, the Purchaser shall assign all of its right, title and interest in the Kan Assets (such assets to be transferred “AS-IS”) to the Seller (the “Option”).  If the Seller does not exercise its Option hereunder, the Purchaser shall pay the Seller 50% of the Liquidated Amount, such amount to be determined as of the date of the delivery of the Kan Notice to the Seller (the “Notice Date”); provided, however, if the Purchaser sells the Kan Assets within 6 months of the Notice Date, the Purchaser must pay the Seller 100% of the Liquidated Amount determined as of the date of such sale less any portion previously paid by the Purchaser to the Seller.

                4.6          License.  The Purchaser hereby grants to the Seller an irrevocable, perpetual, worldwide, fully-paid, royalty-free, non-exclusive, under the Patent Rights solely for the purpose of providing or performing services using the inventions claimed or disclosed in such Patent Rights for the benefit of the Seller, any affiliate of the Seller and any licensee, strategic partner or customer of the Seller (the “License”).  For clarity, the License does not convey any right to make, or to sell or otherwise transfer to any party, devices, equipment, software, or other products intended for use in the performance of such services.  The Purchaser shall have the right, upon receipt of the Seller's prior written consent (which consent shall not be unreasonably withheld), to publicize, in a factually accurate manner, that the Seller is using systems of the Purchaser or intellectual property of the Purchaser which the Purchaser has available for sale or license, and to identify in such statements the systems and/or intellectual property the Seller is using.  The License shall not be transferable or sublicenseable without the Purchaser's prior written consent, except that the Seller may assign such license to a third party that acquires all or substantially all of the Seller's assets, whether by merger or otherwise, upon the condition that the Purchaser shall have the right, upon receipt of such third party's prior written consent (which consent shall not be unreasonably withheld), to publicize such third party's use of the Purchaser's systems and/or intellectual property to the same extent as is set forth with respect to the Seller in the preceding sentence.  The Purchaser makes no representations or warranties regarding the licensed Patent Rights, and expressly disclaims all warranties of merchantability, fitness for a particular purpose, or warranties of non-infringement.  The Purchaser shall have no obligation to the Seller hereunder to maintain or enforce the Patent Rights.  If for any reason the Purchaser intends to abandon any Patent Rights, Purchaser will use reasonable efforts to notify Seller in advance and to provide Seller the opportunity, in Seller's discretion and at Seller's expense, to take over prosecution and maintenance of any such Patent Rights on Purchaser's behalf.  Notwithstanding the provisions of this Section 4.6, the Seller may not use the Patent Rights in the development, manufacture, or sale of any Prohibited Products (as defined in Section 4.9).  The Seller hereby agrees to save, defend and hold the Purchaser and its agents and employees harmless from and against any and all third party suits, claims, actions and demands, and any resulting liabilities, expenses and/or losses, including reasonable legal expense and attorneys' fees, other than claims for infringement of a patent or other proprietary right of a third party (collectively, “Claims”) resulting directly or indirectly from the practice of the Patent Rights by the Seller, its affiliates, agents or sublicensees.  The Seller's agreement to indemnify, defend, and hold the Purchaser and its agents and employees harmless is conditioned upon the indemnified

Person:  (a) providing written notice to the Seller of any Claims arising out of the indemnified activities within thirty (30) days after the indemnified Person has knowledge of such Claims; (b) permitting the Seller to assume full responsibility and authority to investigate, prepare for, and defend against any such claim or demand; and (c) assisting the Seller, at the Seller's reasonable expense, in the investigation of, preparation for and defense of any such Claims.  If the Seller assumes the defense of a Claim, the Seller will not be subject to any liability for any settlement of such claim made by the indemnified Person without the Seller's consent (but such consent will not be unreasonably withheld or delayed).

                4.7          NIH Universal Store.  Pursuant to the specifications attached hereto as Schedule 4.7, the Purchaser will build and install prior to December 31, 2005 (or such later date as agreed to by the Purchaser and the Seller) and the Seller shall purchase for a purchase price of $1,162,500 (the “NIH Purchase Price”) the “NIH Working Store” for the purposes of servicing the small molecule repository for the NIH (the “Repository”).  The Seller shall pay to the Purchaser the NIH Purchase Price as follows: (i) $ 375,000 shall be paid following installation of the basic storage chamber associated with the NIH Working Store; (ii) $375,000 shall be paid following installation of the “cherry picking” and “I/O defrost” modules; and (iii) $412,500 shall be paid following acceptance by the Seller of the “NIH Working Store”.  The Purchaser's warranty of the Repository and the terms for any future service contract between the Purchaser and the Seller that relates to the “NIH Working Store” will be in substantially the same form as the warranty and those terms included in that certain proposed warranty agreement submitted to NIH (including any implied warranties not expressly disclaimed therein) on or about the time of the purchase order of the “NIH Working Store” by NIH.

                4.8          Compound Storage Business.  Upon the Seller's request, the Purchaser shall provide the Seller with a written quotation and terms relating to the Purchaser's compound storage product offerings, provided that, the terms shall, for sales to Seller during the period of 3 years following the Closing Date, be at least as favorable as any terms regularly offered to the Purchaser's other customers and shall, at a minimum, reflect a discount of 25% off of the Purchaser's then-current listed rate.  Furthermore, prior to purchasing compound storage product offerings from a third party, the Seller shall first allow the Purchaser to match the rate quoted by such third party, and if the Purchaser matches such third party's rate and agrees to provide the compound storage product offerings on the terms and conditions offered to the Seller by such third party the Seller shall purchase such services from the Purchaser (the “Right of First Refusal”).  The Right of First Refusal shall expire on the date that is three years following the Closing Date.

                4.9          Non-Competition and Non-Solicitation Agreement.  For a period of two years after the Closing Date:

                                (a)           except for any activities of officers and/or directors of the Seller not within the scope of such individual's duties to the Seller, the Seller and Seller Affiliates shall not, in any Restricted Territory, engage or be involved in the Restricted Territory in the sale of Products used in (such Products being referred to herein as the “Prohibited Products”):

                                                (i)            compound synthesizing (except for the chemical synthesis technology developed by ChemRX and known as “synfini”);

                                                (ii)           compound storage and/or management (except for the compound storage technology developed by DPI AG and known as “dot foil”); or

                                                (iii)          protein crystallization.

                                (b)           the Purchaser and Purchaser Affiliates shall not, in any Restricted Territory, engage or be involved in the performance of the following Services (provided however, that the provisions of this Section 4.9(b) shall not apply to officers and/or directors of Purchaser to the extent that such individuals are engaged in activities not within the scope of such individual’s duties to Purchaser):

                                                (i)            compound synthesizing (provided this shall not be construed to preclude the Purchaser from conducting the Kan Services in connection with synthesis by the Purchaser’s customers);

                                                (ii)           compound storage and/or management (provided that this shall not be construed to prevent or restrict the Purchaser’s sale of equipment of products to third parties for use in connection with compound storage and/or management);

                                                (iii)          protein crystallization;

                                                (iv)          drug discovery services currently provided by the Seller; or

                                                (v)           screening services currently provided by the Seller.

                                (c)           the Purchaser shall not, directly or indirectly hire, retain or attempt to hire or retain any employee or independent contractor of the Seller or in any way interfere with the relationship between the Seller and any of its employees or independent contractors, except that this paragraph (c) shall not apply to any Transferred Employee or any employee of the Seller if such employee responds to an advertisement for employment that is posted on the Purchaser’s website or circulated in other media that is made generally available to the public.  Notwithstanding the foregoing, the Purchaser may hire or attempt to hire Mick McPherson and Robert Preston (together, the “Permitted Hires”) to assist the Purchaser in the transition of its IT services after the Closing Date, provided that such assistance does not interfere with the Permitted Hires’ employment with the Seller.

For purposes of this Section 4.9, “Products” shall mean, individually and collectively, any and all instrumentation, hardware, software, consumables, reagents, and kits, and “Services” shall mean, individually and collectively, any and all services that are performed on a commercial basis, excluding service contracts related to maintenance, testing, repair and upgrading of instrumentation, hardware and software.

                4.10        Novation of Assumed Contracts.  Promptly following the Closing, the Purchaser shall submit in writing to each counterparty to an Assumed Contract a request for such counterparty to:  (i) recognize the Purchaser as the successor in interest to such Assumed Contract; and (ii) enter into a novation agreement in substantially the form attached hereto as Exhibit H.  The Purchaser shall use reasonable commercial efforts to take all actions necessary to execute and consummate such novation agreements.

                4.11        Publicity.  Neither the Purchaser nor the Seller shall make any disparaging statements about the other party or the other party’s products and/or services.

                4.12        Business Information.  Upon the Purchaser’s reasonable request, the Seller will permit the Purchaser, at its expense, to duplicate any and all written or recorded information owned and reasonably available to the Seller concerning the Business (the “Business Information”).  The Seller will preserve all Business Information for a period for at least three (3) years from the Closing Date, and thereafter, the Seller will not dispose of or destroy any such Business Information without giving ten (10) days prior written notice to the Purchaser to permit the Purchaser, at its expense, to duplicate or take possession of any such Business Information reasonably requested by the Purchaser.  The Seller will make all Business Information reasonably available to the Purchaser.  Notwithstanding the foregoing, the Seller will be entitled to redact any information included in the Business Information that does not relate to the Business.

                4.13        Seller’s Permit.  The Purchaser will, promptly after the Closing, use commercially reasonable efforts to secure a seller’s permit and, upon securing such permit, execute and deliver to the Seller a Resale Certificate relating to the Purchaser’s acquisition of certain items of inventory from the Seller.

                4.14        Additional Covenants.  To facilitate the transition of the Business and certain agreements related thereto to the Purchaser, the Purchaser and the Seller agree to the provisions attached hereto as Exhibit I.

5.             MISCELLANEOUS PROVISIONS.

                5.1          Further Assurances.  Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

                5.2          Fees and Expenses.  The Purchaser shall be liable for all fees and expenses related to the relocation of the Assets after the Closing.

                5.3          Attorneys’ Fees.  If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, cost and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                5.4          Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address of facsimile telephone number as such party shall have specified in a written notice given to  the other parties hereto):

                                if to the Seller:

                                                                Discovery Partners International, Inc.

                                                                Attn: President and Chief Executive Officer

                                                                9640 Towne Center Drive

                                                                San Diego, CA 92121

                                                                Facsimile: (858) 455-8088

                                with a copy to:

                                                                Cooley Godward LLP

                                                                Attn: Kay Chandler

                                                                4401 Eastgate Mall

                                                                San Diego, CA 92121

                                                                Facsimile: (858) 550-6420

                                if to the Purchaser:

                                                                Irori Discovery, Inc.

                                                                Attn: President and Chief Executive Officer

                                                                12140 Community Road

                                                                Poway, CA 92064

                                with a copy to:

                                                                Wilson Sonsini Goodrich & Rosati

                                                                Attn: Martin J. Waters

                                                                12235 El Camino Real, Suite 200

                                                                San Diego, CA 92130

                                                                Facsimile: (858) 350-2399

                5.5          Captions.  All section titles or captions contained in this Agreement and the table of contents hereof are for convenience of reference only, shall not be deemed to be part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                5.6          Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                5.7          Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

                5.8          Successors and Assigns.  This Agreement shall be binding upon the Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any).  This Agreement shall inure to the benefit of the Seller, the Purchaser and the respective successors and assigns (if any) of the foregoing.

                5.9          Waiver.

                                (a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                                (b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                5.10        Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and Seller.

                5.11        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such unenforceable term.

                5.12        Entire Agreement.  The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

                5.13        Construction.

                                (a)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender include the masculine and feminine genders.

                                (b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                                (c)           As used in this Agreement, the word “include” and “including,” and variations thereof, shall not be deemed to be terms of limitations, but rather shall be deemed to be followed by the words “without limitation.”

                                (d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                5.14        Arbitration.

                                (a)           Except for any disputes to be resolved pursuant to Section 1.3 of this Agreement, disputes of every kind relating to or arising out of this Agreement shall be submitted to arbitration.  In the event that within 30 days after submission of any dispute to arbitration, the Seller and the Purchaser cannot mutually agree on one arbitrator, the matter shall be settled by arbitration conducted by three arbitrators consisting of one arbitrator selected by the Seller, one arbitrator selected by the Purchaser, and one arbitrator selected by the two arbitrators so selected by the Seller and the Purchaser.  If the two arbitrators are unable to select a third arbitrator, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected  to without substantial justification.  The arbitrator(s) shall not have the power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any judgment or award shall be binding and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

                                (b)           Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Any such arbitration shall be held in the County of San Diego, under the rules then in effect of the American Arbitration Association.  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

                5.15        Limitation of Liability.  The maximum aggregate amount of claims, demands, damages, losses, liabilities, costs and expenses suffered or incurred by the Purchaser relating to the representations made in Sections 2.9(b),2.9(c), 2.9(e), 2.9(f), 2.9(i), 2.9(j), 2.9(k), 2.9(l), and 2.9(n) of this Agreement and for which the Seller may be liable to a Damaged Party under any theory of recovery shall not exceed $150,000.

                                (a)           Knowledge.  For purposes of this Agreement, the Seller shall be deemed to have “knowledge” of a particular fact or other matter if Craig Kussman, Riccardo Pigliucci, Daniel Harvey, Douglas Livingston, Richard Neale, Urs Regenass, or Michael Venuti is actually aware of such fact or other matter, and the Purchaser shall be deemed to have “knowledge” of a particular fact or other matter if any Transferred Employee is actually aware of such fact or other matter.

                The parties to this Agreement have caused this Agreement to be executed and delivered as of the Effective Date.

DISCOVERY PARTNERS INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Craig Kussman
Craig Kussman, Chief Financial Officer

IRORI DISCOVERY,INC.
a California corporation

By:	/s/ John Lillig

Title:	CEO

EXHIBIT A

CERTAIN DEFINITIONS

                For purposes of this Agreement (including this Exhibit A):

                Adjusted Purchase Price.  “Adjusted Purchase Price” shall be the dollar amount equal to the Closing Purchase Price (i) reduced by the amounts of each of any Asset Reduction and Excess Net Cash Flow based on the Business Financial Information and (ii) increased by the amounts of each of any Excess Assets and Net Cash Flow Reduction.

                Agreement.  “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

                ARCS Technology.  “ARCS Technology” shall mean [the high throughput screening technology that the Seller has licensed exclusively from Abbott Laboratories.]

                Asset Reduction.  “Asset Reduction” shall mean the dollar amount, if any, by which (x) the Inventory as of June 30, 2005 as set forth in the Business Financial Information, exceeds (y) the Inventory as of August 31, 2005 as set forth in the Business Financial Information.

                Breach.  There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

                Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

                Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

                Contract.  “Contract” shall mean any written agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

                Damaged Party.  “Damaged Party” shall mean (i) the Purchaser, (ii) any current or future Purchaser Affiliates, (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above, or (iv) the respective successors and assigns of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above.

                Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to the Purchaser on behalf of the Seller, a copy of which is attached to this Agreement and incorporated in this Agreement by reference.

                Discovery Systems Division.  “Discovery Systems Division” shall mean the Seller’s business involving the development, manufacture and sale of instruments and consumables for making and storing libraries of chemical compounds and related services under the registered trademark and service mark “IRORI” including the X-Kan and NanoKan high throughput chemistry system, the Auto Sort automated and manual chemistry systems, the Crystal Farm crystallization and imaging system, and the vial, tube and microplate storage and retrieval system.

                Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, equitable interest, claim, preference, right of possession, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title or similar restriction.

                Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

                ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                Excess Assets.  “Excess Assets” shall mean the dollar amount, if any, by which (x) the Inventory as of August 31, 2005 as set forth in the Business Financial Information, exceeds (y) the Inventory as of June 30, 2005 as set forth in the Business Financial Information.

                Excess Net Cash Flow.  “Excess Net Cash Flow” shall mean the dollar amount, if any, by which the Net Cash Flow is greater than zero.

                GAAP.  “GAAP” shall mean generally accepted accounting principles.

                Governmental Authorization.  “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

                Governmental Body.  “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

                Intellectual Property Rights.  “Intellectual Property Rights” shall mean any or all rights in, arising out of, or associated therewith: (i) (A) any patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; and (B) any application for any item in subsection “(A)”, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations, or any application therefor, or any other right corresponding thereto throughout the world, including moral rights (“Copyrights”); (iv) all rights in World Wide Web addresses and domain names and applications and registrations therefor; and (vii) all trade names, brand names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”).

                Inventory.  “Inventory” shall mean the total value of the Business raw materials, work in process and finished goods inventory, net of reserves, as calculated in accordance with GAAP, excluding any work-in process associated with the “NIH Long-Term” Universal Store.

                Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

                Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

                Material Adverse Effect.  “Material Adverse Effect” shall mean any adverse effect on the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of Purchaser or any of its subsidiaries or Seller or any of its subsidiaries, as the case may be, which is or would be material to Purchaser and its subsidiaries, taken as a whole, or Seller and its subsidiaries, taken as a whole, as the case may be.

                Net Cash Flow.  “Net Cash Flow” shall mean the positive or negative dollar amount equal to (i) the aggregate amount of cash received from any account receivable of the Business invoiced subsequent to August 31, 2005 less (ii) the aggregate amount of cash paid for any account payable of the Business posted subsequent to August 31, 2005 and the aggregate amount of any of the following expenses related to the Business which arise subsequent to August 31, 2005: payroll and employee benefits costs, travel and entertainment expenses (except for any such expenses relating to the installation of a systems sale in August 2005 to a customer in Korea), and the allocated share of rent and other facilities costs for the Business.

                Net Cash Flow Reduction.  “Net Cash Flow Reduction” shall mean the dollar amount, if any, by which the Net Cash Flow is less than zero.

                Order.  “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

                Patent Rights.  “Patent Rights” shall mean all patents and patent applications, including, without limitation, any continuations, continuations-in-part, provisionals, divisions, substitutions, re-issues, re-examinations, renewals, confirmations, extensions (including supplemental protection and certificates) and term restorations thereof, which are part of the Assets.

                Person.  “Person” shall mean any individual, Entity or Governmental Body.

                Proceeding.  “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

                Purchaser Affiliate.  “Purchaser Affiliate” shall mean any Person under common control with the Purchaser within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

                Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

                Restricted Territory.  “Restricted Territory” shall mean each county or similar political subdivision of each State of the United States of America (including each of the counties in the State of California), and each State, territory or possession of the United States of America, Canada, Mexico, Europe, Australia, Asia and Central and South America.

                Seller Affiliate.  “Seller Affiliate” shall mean any Person under common control with the Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

                Seller Employee Plan.  “Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay,

deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Seller Affiliate for the benefit of any Transferred Employee, or with respect to which the Seller or any Seller Affiliate has or may have any liability or obligation.

                Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

                Technology.  “Technology” shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, discoveries, processes, formulas, and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

                Transactional Agreements.  “Transactional Agreements” shall mean: (a) this Agreement; (b) the Assumption Agreement; and (c) the Transition Services Agreement.

                Transactions.  “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with this Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.